Exhibit 99.1
Final Transcript

Conference Call Transcript
SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call
Event Date/Time: Mar 10, 2011 / 10:00PM GMT

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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

CORPORATE PARTICIPANTS
Liz Sharp
Smith & Wesson Holding Corporation — VP IR
Mike Golden
Smith & Wesson Holding Corporation — CEO, President
James Debney
Smith & Wesson Holding Corporation — President Firearms Division
Barry Willingham
Smith & Wesson Holding Corporation — President USR Perimeter Security Division
Jeff Buchanan
Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
CONFERENCE CALL PARTICIPANTS
Reed Anderson
D.A. Davison & Co. — Analyst
Eric Wold
Merriman Curhan Ford & Co. — Analyst
Bret Jordan
Avondale Partners — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the third-quarter 2011 Smith & Wesson Holding Corporation earnings conference call. My name is Yvette, and I will be your operator for today. (Operator Instructions). I would now like to turn the call over to Ms. Liz Sharp, Vice President of Investor Relations. Please proceed, ma’am.
Liz Sharp - Smith & Wesson Holding Corporation — VP IR
Thank you and good afternoon.
Before we begin the formal part of our presentation, let me tell you that what we’re about to say, as well as any questions we may answer, could contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, forecast, and other similar expressions is intended to identify those forward-looking statements.
Any forward-looking statements that we might make represent our current judgment on what the future holds. As such, those statements are subject to a variety of risks and uncertainties. Important risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our forms S-3, 8-K, 10-K, and 10-Q. I encourage you to review those documents.
A replay of this call can be found on our website later today at www.Smith-Wesson.com. This conference call contains time-sensitive information that is accurate only as of the time hereof. If any portion of this presentation is rebroadcast, retransmitted, or redistributed at a later date, we will not be reviewing or updating the material content herein. Our actual results could differ materially from these statements.
Our speakers on today’s call are Mike Golden, President and CEO; Jeff Buchanan, our Chief Financial Officer; James Debney, President of our Firearms Division; and Barry Willingham, President of our Perimeter Security Division. With that, I’ll turn the call over to Mike.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Thank you, Liz, and thanks to everyone for joining us.
Our strategy for growth at Smith & Wesson remains centered on building our firearms business in the consumer and professional channels, while expanding beyond firearms into the growing markets for safety, security, and protection.
Our results in the third quarter were somewhat mixed. Our Firearms Division, which represents 86% of our revenue, expanded 6% year over year, while our Perimeter Security Division, representing 14% of our revenue, declined during the quarter. Reduced volume in perimeter security, along with strategic pricing actions and consolidation costs in firearms, combined to negatively impact our gross margins and bottom-line results in the quarter.
That said, there were also a number of positives in the quarter, particularly in our Firearms Division. Revenue in firearms was within our range of guidance, as we saw strength in orders for a number of our new products, some of which were capacity constrained. We received very positive — a very positive response to our products — our new products launched at the January SHOT Show, and our third-quarter firearm backlog more than doubled sequentially to $73.8 million.
During the quarter, we successfully executed a price repositioning strategy within firearms that has yielded enhanced distribution of all our products at retail. It has also aligned a number of our products to capture current trends in consumer preference. James will share more detail on that with you later on.
As I have stated in prior calls, the uncertain state of the economy continues to affect both the commercial and governmental purchasing power. In perimeter security, the environment became increasingly challenging in the quarter. This led us to impair all the goodwill and most of the intangible assets related to our USR acquisition.
In order to better position this business in the increasingly competitive landscape, we will leverage our well-known and powerful name by rebranding USR as Smith & Wesson Security Solutions. We remain focused on generating sales opportunities and reducing costs in this business. Barry will go into detail later on today’s call.
In January, we welcomed Jeff Buchanan to the Company as our new Chief Financial Officer. Also in the quarter, we successfully converted a portion of our convertible debt to unsecured long-term debt, which Jeff will outline later.
With that, I will now turn the call over to James Debney, President of our Firearms Division, for some operational highlights. James?
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Thank you, Mike. In firearms, a number of drivers contributed to our growth in the third quarter. These include strong orders in the consumer channel for our BODYGUARD products, favorable customer response to our strategic price repositioning, as well as an improved fall hunting season.
These positive elements more than offset lower sales of M&P 15.22 rifles and Walther products into the consumer channel, as well as reduced sales in the international and law enforcement channels.
In the third quarter, sales into our consumer channel were $69 million, an increase of 17% over the same period last year. This result compares favorably with adjusted NICS unit data, which shows an increase in background checks of 9.8% for the same period.
When combined with market information we receive each quarter from an independent third-party source, we believe that we continue to maintain our share leadership in both the handgun and modern sporting rifle categories, which account for 88% of Q3 revenue. The consumer trend toward smaller firearms designed for concealed carry and personal protection continued in Q3, and helped to fuel orders for our BODYGUARD .380 pistol and BODYGUARD 38 revolver. We expanded our capacity for the ..380 during the second and third quarters and will continue to do so if as needed. Importantly, the newly added capacity is designed to be flexible so it can be used to produce BODYGUARDs, as well as other firearms in the future.
As Mike mentioned, during the quarter we implemented a strategic price repositioning of our polymer pistols, along with our BODYGUARD 38 and certain smaller-frame revolvers. This involved dramatically reducing our prior focus on consumer price promotions and replacing it with a pricing approach intended to drive long-term demand and broader distribution of our products into the marketplace. To be clear, this is a strategic move designed to position us over the long term to capture market share.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Bottom line, the strategy appears to be working. While the price repositioning did result in a one-time charge of $2 million in inventory protection to certain customers, temporarily impacting our gross margin, it was one of multiple initiatives that contributed strongly to pistol sales growth of 48%, or $8 million, over the prior-year quarter and total Smith & Wesson branded handgun growth of 24% in the quarter.
During the third quarter, our firearm backlog more than doubled from $32 million on October 31 to nearly $74 million by January 31. The increase in backlog reflects strong orders for our price-repositioned products, as well as many of our new products, and came almost entirely from the consumer channel. It is comprised primarily of orders for our BODYGUARDs, our Sigma pistols, our new Governor revolvers, certain smaller-frame revolvers, and our new M&P 15 sport tactical rifles. As a reminder, backlog in firearms is always cancelable until shipped.
Increased order traffic in the quarter drove higher distributor-related promotional spending by about $1 million compared with last year. In contrast, our consumer promotional spending decreased by $500,000 versus last year as we ended the last of our consumer promotions in December.
Hunting rifle sales have been positive. When we combine the results from our second and third quarters, a period that encompasses the full hunting season, our hunting rifle sales were up .22.8% compared to last year. This was primarily attributed to new products which were launched partway through the fall hunting season last year, namely the Venture bolt-action rifles, HotShot .22 rimfire rifles, and our traditional black-powder rifles.
Now I will turn to sales on the international, federal, and law-enforcement channels, which together accounted for approximately 12.5% of our total Firearms Division revenue in Q3. Sales into the international channel declined 43%, or $3.2 million, compared to Q3 last year, mostly resulting from the enhanced international customer qualification processes that we’ve outlined on our last several calls.
In law enforcement and federal government channels, sales declined by about 30%, or $2.4 million, compared to the same quarter last year. The year-ago quarter included several large shipments, while orders in the current period were not of the same magnitude. Orders this quarter included the Nevada Department of Public Safety, Nebraska State Patrol, and Oregon State Police. While our law enforcement win rate remains consistently high, we also believe that much of the law enforcement market is suffering from constrained budgets resulting from lower tax revenue.
Overall, new products are an important part of our firearm growth strategy. Today, revenue from new products, which we consider as generating revenue within the first two years of initial shipment, comprise a notable portion of our current sales and our current backlog.
During recent shows, we launched several exciting new products, which have been very well received. Among them we include the Governor, a multi-caliber revolver allowing use of shotgun shells or centerfire cartridges for home defense. Production begins this spring. The M&P 15 sport, an opening retail price point full-sized tactical rifle. The Walther PPQ pistol, a feature-rich polymer pistol in 9 mm and .40 caliber. The new Smith & Wesson 1911 E series, a family of six enhanced 1911 pistols. A new full-sized M&P pistol in the economical .22 caliber. And the T/C Venture Weathershield, a popular bolt-action rifle available with our advanced Weathershield finish for extra protection against the elements. We are very pleased with the reception these products have received.
Turning now to a discussion of military opportunities, there are several of these that we are either monitoring or actively pursuing. Regarding rifles, the Army currently has three initiatives related to carbines. Firstly, we are working on a proposal for the M4 Product Improvement Program for the bolt carrier assembly. This is an upgrade to the existing rifle. We anticipate release of an RFP by the Army this spring.
Secondly, we are preparing our proposal for the individual carbine competition. This is a completely new carbine rifle. We are reviewing the draft RFP currently.
Thirdly, we are reviewing a sources sort to produce the M4 carbines. While these processes can take a long time, these three programs represent a high level of activity for small arms for the U.S. Army. In addition to these, we also continue to monitor the Army’s efforts to complete the requirements for a new pistol to replace the M9 pistol.
And lastly, as we said last quarter, we are relocating our Thompson/Center Arms business from Rochester, New Hampshire, to our Springfield, Massachusetts, facility. The consolidation is intended to benefit gross margins over the long term for both Thompson/Center and Smith & Wesson products. In addition, incentives we have received from the Commonwealth of Massachusetts and the city of Springfield should generate cash payback in advance of our original 24-month plan. The move is on schedule to conclude in November of this year.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

At this point, I would like to turn the call back to Mike.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Thank you, James. Now turning to perimeter security. All this division’s revenue is derived from non-consumer segments, such as the U.S. military, federal and local governments, and large corporate entities representing many industries. This business serves to broaden our revenue base beyond its concentration in the consumer markets.
Recently, these channels have been negatively impacted by constrained budgets, and that in turn has continued to slow our forecasted growth in perimeter security. To provide more detail and an update on the business, I will turn the call over to Barry Willingham, President of our Perimeter Security Division. Barry?
Barry Willingham - Smith & Wesson Holding Corporation — President USR Perimeter Security Division
Thanks, Mike. While we continue to position our perimeter security business for long-term growth, the current environment remains challenging.
Trends that are dominating our industry today are centered on funding decreases and the presence of increasingly price-focused competition. As a result, during the quarter we saw fewer bid opportunities come to the market and more small organizations competing for these limited opportunities. While these companies create challenges in the short term, we believe that we will be successful in the long run, based on our broader capabilities, our track record of performance, our quality, and our proprietary product portfolio.
Total Perimeter Security sales in the third quarter were just over $10 million. Of that, military and federal government sales made up about 70%, while corporate and other sales made up the balance. Notable among the new orders received during the quarter were contracts for security upgrades at a VA medical center, three military installations, a GSA facility, a large petrochemical facility, and a Fortune 100 financial data center.
During the quarter, we began to see signs of movement within the CFATS program in the form of a handful of facility site security plans being approved by the Department of Homeland Security. While specific data related to such plans is not public, we believe that some of our customers are considering moving forward with projects within the current calendar year. This is important to USR since spending in the petroleum, chemical, and other industrial market sectors has, in many cases, been delayed pending guidance from DHS.
This will support the balancing — balancing our revenue generated from government and military spending with opportunities in the private sector. As we have said, CFATS is an emerging standard and its impact on the industry will be defined over time. But these initial signs are a positive move forward.
Although several funding vehicles were negatively impacted by the cuts in the recently released federal budget, the specific RFPs we are pursuing remain active and funded. These programs are scheduled to be awarded late in calendar 2011 and would generate revenue beginning in calendar 2012. The sustained interaction with the agencies involved in these programs gives us confidence that we will be an active participant when they are released, based on our core competencies and our track record on previous contracts with similar scope.
As we concluded the third quarter, we initiated a number of actions designed to right-size our organization. In recent weeks, we have lowered our overhead cost structure by eliminating several positions in order to better align our infrastructure with the current market conditions. We believe these changes will help us to become more cost efficient in the near term, while maintaining our fundamental capabilities that differentiate us from our competitors.
We have made the decision to change our name — the name of our perimeter security business to Smith & Wesson Security Solutions. As you know, the Smith & Wesson brand has come to represent safety and security globally. It is therefore a natural fit and an important component of our strategic growth plan. We believe that by adopting the globally recognized and highly respected Smith & Wesson brand name, we will distinguish our business and its proprietary products within the highly fragmented and very competitive landscape.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Smith & Wesson is a name that consumers and professionals know and trust. It is recognized by virtually all of our corporate, military, and federal government clients. As we ultimately expand into international markets, that name recognition and association with trusted quality will be equally important. We are in the process of preparing our website marketing materials for the name change to be effective on April 1.
Over the past year, we have made a number of design improvements in our GRAB barriers. Those changes have created cost efficiencies and installation flexibility, and as a result, our GRAB barriers are being specified in designs for clients that had not previously considered this technology. We continue to explore and pursue the addition of other perimeter security technologies into our portfolio.
The development of passive and active vehicle barrier systems that meet specifications required to compete directly with the existing conventional systems is an important step in this process. Expanding our product portfolio in these areas through research and development will better position us to win business and take market share.
We believe these elements — overhead reductions, product cost improvements, and rebranding with a name recognized as a staple in the security industry — will support our initiatives to stabilize the business and regain a predictable and profitable path forward. Back to you, Mike.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Thank you, Barry. As I mentioned, Jeff Buchanan joined us in January as Executive Vice President, Treasurer, and Chief Financial Officer.
His background includes nearly 30 years of experience in private and public companies. He has substantial knowledge of financial management in the manufacturing organization, as well as accounting, legal, and tax expertise. His deep understanding of our strategic direction through his prior role on our Board of Directors makes him a great addition to our team. With that, I’m going to turn the call over to Jeff for our financial overview. Jeff?
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
Thanks, Mike. I’m excited about joining the management team. My six years on the Board gave me great opportunity to help understand and shape the Company’s strategic path and opportunities. Taking on a management role means that I can contribute in new ways to further execute on that strategy.
So now, I will talk about the numbers. Third-quarter revenue was $89.3 million, nearly flat with $91 million in the prior year. Firearm revenue increased 6% over the prior quarter to $79.2 million and Perimeter Security revenue declined 38% from the prior quarter to $10.1 million. Firearm revenue was within our range of guidance, but Perimeter Security was below our guidance, challenged by economic constraints, competitive pricing issues, and the very gradual implementation of CFATS.
Third-quarter gross margin was 24.1%, a bit lower than our guidance and our gross margin of 30% last year. Current gross margin was impacted by several factors in firearms, including increased promotions and allowances and robust distributor ordering in connection with those promotions and allowances, our price repositioning, and increased costs and inefficiencies associated with moving Thompson/Center Arms to Springfield, which impacted margins by 1.1 percentage points. Without the Thompson/Center Arms move, our overall gross margin would have been 25.2%.
Total Company gross margin was also impacted by gross margins in Perimeter Security of 21%, and that reduced gross margin was a result of price-focused competition and low volumes.
During the third quarter, based on our results and outlook for the Perimeter Security Division, we determined that we should conduct an impairment analysis of the remaining goodwill and intangible assets relating to the acquisition of USR. Based upon this review, we recorded a non-cash impairment charge of $51 million.
Third-quarter operating expense, excluding the impairment, totaled $26.1 million, or 29.3% of sales, versus operating expenses of $23.1 million, or 25.4% of sales, last year. The increase was driven mostly by legal and consulting fees relating to our ongoing DOJ and SEC investigations. It was also impacted by higher operating expenses in Perimeter Security driven by cost increases in sales and management support functions.
We recorded a net loss for the third quarter of $52.8 million, or $0.88 per diluted share, compared with net income of $3.1 million, or $0.05 per diluted share, last year. This — the loss this quarter can be broken down as follows. The impairment charge was $0.80 per share. The T/CA move was $0.01 per share. The DOJ and SEC investigation costs were $0.02 per share, and price repositioning and promotional activities were $0.04 per share.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Adjusted EBITDA of $2.5 million compares with adjusted EBITDA of $9.1 million last year. The reduced EBITDA primarily relates to the lower total Company gross margin in this quarter and the increased operating expenses in Perimeter Security.
Capital expenditures for the first three quarters of this fiscal year were $6.8 million, compared with $11 million last year. We expect to spend up to $16 million in fiscal 2011, including items for the Thompson/Center Arms move, increased production capacity, new product development, cost-reduction initiatives, and facility maintenance. In addition, I would note that three-fourths of the state tax incentives are awarded for capital spent the current fiscal year. Therefore, our $16 million estimate includes some fiscal 2012 CapEx that has been pulled into the current year.
At the end of the quarter, we had $32.6 million in cash, a decrease of $11 million from the end of the previous quarter. Cash was impacted mostly by the annual profit- sharing payment and having two quarterly excise tax payments occur in the same quarter. We had no borrowings under our $120 million credit facility.
We successfully exchanged $50 million of our convertible notes with a put date in December 2011 for unsecured senior term notes with the maturity date in January 2016. This transaction eliminated the need to fund $50 million in December 2011. We now have $30 million in remaining convertible notes, which may be put to us this December, and we have adequate resources to address them.
Interest expense was $1.5 million. Our new unsecured senior notes have an interest rate of 9.5%, and the convertible notes they are replacing had an interest rate of 4%. We expect the annual EPS impact of that exchange to be approximately a $0.02 reduction. It should be noted that in Q4, we will have debt extinguishment costs of approximately $250,000.
Now let me address the Thompson/Center Arms move. We expect total expenses for the move to be about $6 million, plus some resulting short-term production inefficiencies. In addition, capital expenditures should be about $3 million. Cash savings generated through this consolidation are projected to be approximately $4 million in the first full year and will grow to approximately $5 million annually as we reach expected efficiencies and capture synergies.
We have secured tax incentives of up to $6 million from state authorities in connection with the move. Those incentives will be accounted for as a reduction in the purchase price of certain capital equipment. In addition, local authorities have granted us property tax abatements of approximately $600,000 over the next five years.
Now let me turn to our forward-looking financial guidance. Based on our latest estimates, we expect total 2011 sales of between $389 million and $393 million. Full-year Firearm Division sales are forecasted between $339 million and $341 million. The Perimeter Security Division is forecasted to contribute the balance at $50 million to $52 million.
Total Company gross profit margin for the full fiscal year is anticipated to be between 28% and 29%, including the expenses related to the Thompson/Center Arms move. We believe that move will cost about one-half point in gross margin in fiscal-year 2011.
For the fourth quarter, we expect total revenue of between $108 million and $112 million. Firearm Division sales are anticipated to be between $98 million and $100 million, with our Perimeter Security Division contributing the balance. The reduction in guidance from last quarter primarily relates to the reduction in our forecast for the perimeter security business.
Total Company gross profit margin for the fourth quarter is anticipated to be between 28% and 29%, inclusive of the expenses related to the Thompson/Center Arms move. We believe the move will cost about a one-point reduction in gross margin in the fourth quarter. Our gross margins will also somewhat negatively be impacted by our distributor promotions and allowances. We expect that gross margins in the firearm business will recover to historic levels in fiscal 2012.
Total Company operating expenses in the fourth quarter are expected to be between 23% and 24% of sales, including certain expenses relating to the consolidation of Thompson/Center Arms. We expect the other income and expense line to have approximately $3 million of expense relating to various items, including higher interest and debt extinguishment expenses. The tax rate in the fourth quarter is expected to be 38%.
And with that, I’ll turn the call back to Mike.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Thanks, Jeff, and thank you also to James and Barry. While our mixed results this quarter contain both highlights and challenges, they also underscore the soundness of our strategy to build a Company based on new product innovation, diversified revenue streams, and the strong Smith & Wesson brand.
While the current economy is delivering some challenges to parts of our business, we believe this is the right strategy and we are on the right track to build a Company that will continue to deliver long-term growth and profitability.
With that, I would now like to open the call to questions from our analysts. Operator?
QUESTION AND ANSWER
Operator
(Operator Instructions). Reed Anderson, D.A. Davidson.
Reed Anderson - D.A. Davison & Co. — Analyst
A couple of questions. I’ll start on the price repositioning piece. Could you just give a little more color in terms of kind of — I don’t want to oversimplify it, obviously, but in terms of order of magnitude, you went from what might’ve been an average price point on a pistol or something, and you’re down maybe whatever percent. Just give me a sense of kind of order of magnitude how that impacted you?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Reed, I’m going to let James answer that. But understand this was not on the entire line. It was on selected items. But James, why don’t you?
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Yes, sure, and I think it’s probably better if we talk about retail prices because that’s where we were focused.
So, if you think about a BODYGUARD .380, for example, that was retailing for approximately $429. Now that’s retailing in a range for about $350 to $370. That’s probably one of the larger moves that we made. For example, you talk about Sigma pistols, retailing probably in the range, prior to the price repositioning, about $329 to $349. Now we’re really looking at $299, slightly above on certain occasions. Those are two good examples, I think. They give you an order of magnitude.
Reed Anderson - D.A. Davison & Co. — Analyst
Yes, that’s very helpful. But all that (multiple speakers)
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Say that again, Reed?
Reed Anderson - D.A. Davison & Co. — Analyst
So that’s done now. We don’t have to do that across anything else. You’ve gone through that process in the third quarter.
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

That’s correct. Yes. We’ve taken that one-time hit in terms of inventory protection with certain customers. Also, don’t forget as well that these were products, not the BODYGUARD, to be absolutely clear here, but the Sigma and, on occasion, an M&P pistol that were promoted at the consumer level, so we would have rebates. Those rebates have now been eliminated, so that cost has been eliminated as well.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
And Reed, I should also say the feedback that we’ve received from our distributors and many of our customers has been very positive. And you can look at our backlog as (multiple speakers) as kind of an indication.
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Yes, but I can support what Mike is saying there. We’ve been chatting with dealers recently, and certainly they’re very excited about the moves that we’ve made.
Reed Anderson - D.A. Davison & Co. — Analyst
And it sounds like with the new pricing and essentially eliminating rebating, you think you can get back to your normalized margins on those products.
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Absolutely.
Reed Anderson - D.A. Davison & Co. — Analyst
Okay, good. Then, shifting gears, Mike, the backlog numbers actually look really good, I thought. I mean, this is the first time in a while you’ve been up year over year, and I know there’s always a lot of variation in there. But just give us a sense, based on what’s in backlog and obviously this is cancelable, but what — timing-wise, how do you — should we think about that flowing through? Is that — a lot of that just this current-quarter business or is some going to bleed out a little bit?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
No, it’s not just current quarter, Reed. But it’s also — stop when you think about it for a second, think about the firearms business specifically in the consumer channel.
We’ve got the hottest products on the market today, we believe. We’ve got the BODYGUARD pistol and revolver. We’ve got the Sigma that’s been priced very competitively. The M&P 15 pistol is priced competitively. You saw the Governor and the M&P 15 Sport at the SHOT Show. So we’ve got some really hot products here, plus we’ve just, as James said, repositioned our key items to be competitive in the marketplace, more competitive. So James, why don’t you — do you want to talk a little bit about (multiple speakers)
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Yes, I can add a little bit of flavor to the backlog. Certainly, a significant component of the backlog is made up of new and newer products. Newer, for example, would be BODYGUARD .380, as an example. New would be products that we’ve just recently started to ship and products that we are about to commence shipping, such as the Governor, for example. So, very strong there.
We’ve also been working very, very closely with our major customers to give us much better visibility in terms of orders. So, for example, if you add the dimension of time to our backlog, we have orders being placed on those now for delivery in November, for example, of this calendar year. So, we’re looking much further out than we’ve looked before, and that’s great. That’s a great advantage for us because that helps us level-load the plant, drive efficiencies in many other ways.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

I’m not saying we’re not challenged in terms of delivering some of our backlog, given its growth in Quarter Three. We’re working hard to increase capacity on the hot products that Mike just mentioned earlier, and particularly the BODYGUARD .380, we’ve come a long way in terms of capacity there. We’ve discussed that on prior calls. But I have to highlight, as we’ve said in the past and we’ve experienced, backlog can reduce due to order cancellation.
Reed Anderson - D.A. Davison & Co. — Analyst
That’s very helpful. Thank you (multiple speakers)
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
But we view it very positively. It’s a great indicator.
Reed Anderson - D.A. Davison & Co. — Analyst
Shifting gears real quick to USR, just cost cuts. I’m presuming that’s headcount, et cetera. Order of magnitude, how much has been taken out? What more can be done? I realize it takes time, but given where the revenue is, clearly it seems like you’ve got to pull some costs out of there.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
You’re right, Reed. I’ll let Barry talk about it a little bit, but we were adding resources there in anticipation of government spending continuing at the track it was on. As we saw, it’s not happening.
We debate (multiple speakers) — we had to take resources out, and the tricky part is to take resources out while you can still preserve an infrastructure to be able to deliver — to profitably deliver to business that’s available to you. We’re not going to give specifics on how many people were involved in a RIF or any of that. But Barry, do you want to —
Barry Willingham - Smith & Wesson Holding Corporation — President USR Perimeter Security Division
Sure. The operational efficiencies that we’ve taken on is, within the organization, to reduce some of the costs that we have had in the past, and we’ve gotten a lot better at implementation of some of the technologies that we’ve been putting in place.
Obviously, the headcount reduction, staffing reductions were put in place, but the one thing that we have to preserve is the quality and the ability to expand, given an uptick in the economy and the opportunities that we’re pursuing. And so, we just had to right-size the organization based on the environment that we’re working on and the available resources and projects that are out there.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
And as the market comes back, we’ll head back in.
Barry Willingham - Smith & Wesson Holding Corporation — President USR Perimeter Security Division
And we have that expansionary capability to do that, and (multiple speakers)
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
I should add, Reed, and you and I talked about this business before. I really like this perimeter security business. I think it can be a major business for our Company, and read the papers. The world is not becoming a safer place. This is — it’s a business that we think we’re positioned well as the environment changes.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Reed Anderson - D.A. Davison & Co. — Analyst
And then, one last question. Easy one. I don’t want to leave Jeff out, so [here con], I think we’ve all got this in there, but just where are we today? Where did you close the quarter? And where does it end up being at the end of the fourth quarter with whatever else is left?
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
Roughly, on a basic (multiple speakers)
Reed Anderson - D.A. Davison & Co. — Analyst
Basic is fine, yes.
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
Okay. So basic is around $60 million. Fully diluted would be $66 million, but we’ll back out approximately $2.5 million as a result of the convert exchange.
Reed Anderson - D.A. Davison & Co. — Analyst
That’s what I figured. Okay, good. That’s very helpful. Thanks, guys. Good luck.
Operator
Eric Wold, Merriman Curhan Ford & Co..
Eric Wold - Merriman Curhan Ford & Co. — Analyst
I guess I just really want to focus on the perimeter security with a question because obviously the firearms seems to be doing well and you’ve got pretty good visibility there.
Give a sense of — when you looked back at the last quarter call, gave guidance for perimeter security for this quarter, and then what shook out for the quarter, what were the main reasons for the reduced number? Was it push-outs of orders that you already had in place that were pushed out until later? Were these orders funded or not funded with the business you hoped to get that just didn’t come through? Were there any changes in pricing? When an order is set and you’ve got it in the backlog, is the price set or can customers come back and try to wiggle it lower because of the competition? Just kind of walk through what were the main reasons for the push-out again, and which of those are the biggest drivers that we should think about going forward?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Sure, and Barry will answer that. But you’re right, though, Eric. In the middle of December when we had the last call, or first — whatever it was, early in December, we thought we had a $15 million quarter here, and as you can see we ended up a little over $10 million.
So, this changed pretty quickly based on the orders that we had or visibility that we had. Barry, do you want to — ?
Barry Willingham - Smith & Wesson Holding Corporation — President USR Perimeter Security Division
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Sure. And you hit a lot of the key points already. You’re exactly right. It boils down to about three things. One primary issue was on the competitive landscape. There were some contractors that came into the marketplace. I mentioned some of these folks during the prepared remarks, and they were putting some very low, what we consider irresponsible, bids out there.
And in that particular case, I will say the good news is, although we lost those pretty sizable awards that we felt very confident we were going to get, two of these folks, in some cases they’re actually being put back on the street to recompete because the clients that were awarded those projects now understand that they can’t really complete the projects as they had committed to do. So, that’s a good thing.
The other two parts of it were delayed schedules and some design changes that is part of the construction industry when you have things like this, where people are constantly moving designs around and updating their opportunities that they are upgrading their facilities with.
But also, the big thing was our — the inflection of — trying to get my words here. The actual — the transportation issues. We were able to predict around and we were able to schedule around the weather issues that hit us last year. We didn’t have those issues this year, but with all the recent snows, we actually had vendors that had capacity issues and they couldn’t get product out because their factories were impacted by some of the snows. They lost some of their roof lines, and we had some issues on delayed shipments, which we couldn’t take revenue in those.
So, there were several things that impacted it, but you hit a lot of the key points. But those are the three things that really hit it.
Eric Wold - Merriman Curhan Ford & Co. — Analyst
Okay, perfect. Thanks, guys.
Operator
Bret Jordan, Avondale Partners.
Bret Jordan - Avondale Partners — Analyst
What are the products that are capacity constrained right now? If you look at where the retailer demand on the firearms side is, what’s working?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
James?
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Sure. It’s — BODYGUARD .380 is the primary example of that, though there were other products, in particular the new products.
When we talk about a BODYGUARD .380, we have spoken on that on prior calls, how we continue to ramp up capacity as required, and we continue to do so. That’s, as Mike said, one of the hottest products out there. I said earlier, in answer to another question, that we’ve done a number of dealer calls. Well, of the many dealers that we’ve spoken to, nobody has the BODYGUARD .380 in stock, even.
So it’s moving through at a very, very high velocity. We monitor inventory of it, and it’s at a very, very low level. So, you know, we’re extremely pleased and excited, and continue to focus on that product.
Bret Jordan - Avondale Partners — Analyst
I (multiple speakers) cut price for them. I guess to some extent I’m trying to understand, given the strain on margins here, why would you reduce that pricing if the demand is so high?
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Sure. There was a point in time we were looking at our backlog when it came to this product, and what we were seeing is after the initial pipeline sale were a reduction in the average consumer selling price of competitive personal production — protection handguns, particularly one of our large competitors.
And as we looked at our own backlog, we were seeing a decrease to what we felt were unacceptable levels, given our capacity increase plans. In parallel, we were running a market study to really look at pricing and perceived customer value of our own value proposition when it came to the BODYGUARD .380 versus the competition, and given those factors, the results of this study, we felt the best move was to reduce the average sale price of that product, and we believe that has been tremendously successful.
Bret Jordan - Avondale Partners — Analyst
Okay. And then, I guess if we segment the pistols versus revolvers, and pistols were up 48% in the quarter, what was the revolver performance in the quarter? Maybe give me a mix, what percent versus revolvers, so I can work out the 24% handgun growth.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Hold up for one second. It’s in the Q. It’s up — up 2%, 2.5%.
Bret Jordan - Avondale Partners — Analyst
Great. Then I guess one question on the consolidation margin impact. It was 1.1% in the quarter, and you’re forecasting, I guess, maybe a point of impact in the fourth quarter. Were the major expenses taken early? It seems like a less than a full quarter of consolidation in the quarter ended March versus a full quarter of consolidation in the fourth quarter. Was there some front-end loading on expenses that would make the margin impact reduced in the fourth?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
James?
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Sorry.
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
Is this on T/C?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
You’re talking about T/C, Bret.
Bret Jordan - Avondale Partners — Analyst
Yes.
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
Yes, so basically on T/C, we’re basically on track for the $6 million that we had forecast in (multiple speakers).
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

Some of that expense is moving around a bit in between gross margin and OpEx. We actually started the move in March, and so the moving expenses, like are relating to equipment, severance cost, items like that. If you want to, James can give you a bit of flavor for how that is going.
But from an expense standpoint, we’re kind of on track. And from now on, as we go through the process, I’m going to tell you basically what the expense reduction in gross margin is, and then you can assume that when I forecast operating expenses, it’s just included in that operating expenses. But in general, it’s still on track for the $6 million, and if you want a rough approximation of the breakdown between gross margin and OpEx, it’s probably 80% gross margin and 20% OpEx.
Bret Jordan - Avondale Partners — Analyst
And one last question. I’ll pass it along. Your forecast, and I just was checking your commentary, full-year forecast is $16 million in CapEx, and you’ve done $6.8 million year to date. Is that correct?
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
That’s correct.
Bret Jordan - Avondale Partners — Analyst
Okay. So in the fourth quarter — and most of the fourth quarter is going to be spent on the Thompson/Center consolidation?
Jeff Buchanan - Smith & Wesson Holding Corporation — EVP, CFO, Treasurer
It’s actually — the Thompson/Center consolidation is only $3 million. So there’s a lot of other stuff that James is doing in terms of, like, production capacity increases and things like that.
Bret Jordan - Avondale Partners — Analyst
Okay, so the other $6 million or $7 million is going to be non-Thompson CapEx in the fourth (multiple speakers)
James Debney - Smith & Wesson Holding Corporation — President Firearms Division
Yes, there’s capital for R&D. There’s capital for other infrastructure projects. For example, capacity, as Jeff said, so your usual categories for capital expenditure.
Bret Jordan - Avondale Partners — Analyst
Okay, and it looks like from your guidance you’re looking at about a $5 million pretax operating cash flow for the fourth quarter. Would you expect to get back to cash flow positive in the first quarter? As we come into this end of the year with the puttable convert, will we be building cash in the quarters — between this quarter and that event?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
I think we’re going to be definitely building cash in Q4. We are not commenting right now on Quarter One.
By the way, I did want to point out that the Q is filed like while we’re talking, and a lot of these numbers are in there.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

And I wanted to say one other thing about CapEx. I wanted to be — I’m sure you understood, that about three-quarters of the incentive, or about $4.4 million of the state tax incentive that we are receiving, is tied to capital spending, and the capital spending has to occur before our fiscal year-end. So some of that $16 million are items that we have pulled in into this year.
Now the incentive is structured as a refundable tax credit. So the cash from that is not going to come to us until after we file tax returns. So you won’t see that — you’ll see the cash outlay in this quarter and the benefit will be a quarter or two away.
Bret Jordan - Avondale Partners — Analyst
Okay, because I was just — if I go — if I use your guidance on $112 million in the fourth quarter with roughly 6% operating margin, that’s a 29% gross margin and 23% SG&A, I come out with about — almost $7 million of operating cash flow, minus $1 million and change for interest expense. So, I’m down to five-ish, but we’ve got CapEx of a little over $9 million in the fourth quarter. So we’d build cash this period. My question is, do we build cash in the fiscal first quarter?
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Right. Again, I’m not talking about the first quarter. We did have two excise tax payments in Quarter Two, so there is a pickup there that’s a working capital-type pickup that will actually hit on free cash flow. So, our — I think that’s (multiple speakers)
Bret Jordan - Avondale Partners — Analyst
I’ll get you offline on it. Thank you.
Operator
(Operator Instructions). With no further questions in the queue, I would now like to turn the call back over to Mike Golden, CEO, for closing remarks. You may proceed, sir.
Mike Golden - Smith & Wesson Holding Corporation — CEO, President
Thank you, operator. In closing, thanks to all of our employees. Special thanks to those employees and their families who are serving in the National Guard and Army Reserve. We appreciate your service.
Thank you, everyone, for joining us today, and we’ll see you next quarter.
Operator
Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.
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Final Transcript
Mar 10, 2011 / 10:00PM GMT, SWHC — Q3 2011 Smith & Wesson Holding Corporation Earnings Conference Call

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